UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Sec. 240.14a-12

QLOGIC CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

QLOGIC CORPORATION
26650 Aliso Viejo Parkway
Aliso Viejo, CA 92656
(949) 389-6000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on August 23, 2007

To the Stockholders of QLogic Corporation:

You are cordially invited to attend the Annual Meeting of Stockholders of QLogic Corporation, a Delaware corporation, which will be held at QLogic’s corporate headquarters, located at 26650 Aliso Viejo Parkway, Aliso Viejo, California 92656, at 10:00 a.m., Pacific Daylight Time, on Thursday, August 23, 2007, to consider and act upon the following matters, all as more fully described in the accompanying Proxy Statement:

1. To elect seven directors to the Board of Directors to serve until our next Annual Meeting or until their successors have been elected and qualified;

2. To ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending March 30, 2008; and

3. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Stockholders of record of our common stock at the close of business on July 2, 2007, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting and at any postponements or adjournments thereof.

By Order of the Board of Directors

Michael L. Hawkins
Secretary

Aliso Viejo, California
July 18, 2007

YOUR VOTE IS IMPORTANT

Please vote by using the internet, by telephone or by signing and returning the enclosed proxy card as soon as possible to ensure your representation at the Annual Meeting. Your proxy card contains instructions for each of these voting options.

PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE MEETING
STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
PRINCIPAL STOCKHOLDERS
PROPOSAL ONE ELECTION OF DIRECTORS
BOARD OF DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SUMMARY COMPENSATION TABLE — FISCAL 2007
PROPOSAL TWO RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
PRINCIPAL ACCOUNTANTS’ FEES
AUDIT COMMITTEE REPORT
RELATED PERSON TRANSACTIONS AND PROCEDURES
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS
ANNUAL REPORT TO STOCKHOLDERS
OTHER MATTERS

QLOGIC CORPORATION
26650 Aliso Viejo Parkway
Aliso Viejo, CA 92656
(949) 389-6000

PROXY STATEMENT

APPROXIMATE DATE PROXY MATERIAL FIRST SENT TO STOCKHOLDERS
July 18, 2007

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors of QLogic Corporation, a Delaware corporation, for the Annual Meeting of Stockholders to be held at QLogic’s corporate headquarters, located at 26650 Aliso Viejo Parkway, Aliso Viejo, California 92656, at 10:00 a.m., Pacific Daylight Time, on Thursday, August 23, 2007, and at any postponements or adjournments thereof, for the purposes stated in the Notice of Annual Meeting of Stockholders preceding this Proxy Statement. Unless the context otherwise requires, the terms “us,” “we,” “our,” “QLogic” and the “Company” include QLogic Corporation and its consolidated subsidiaries.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE MEETING

Q:	What information is included in these materials?

A:	This proxy statement includes information on the nominees for directors and the other matter to be voted on at the meeting. This proxy statement also includes information on the voting process and requirements, the compensation of directors and some of our executive officers, and certain other required information.

Q:	What am I being asked to vote on at the meeting?

A:	There are two matters scheduled to be voted on at the meeting:

(1) The election of seven directors to the Board of Directors, each of whom will serve until our next annual meeting or until their successors are elected and qualified.

(2) The ratification of the appointment of KPMG LLP as our independent auditors for fiscal year 2008.

Q:	How does the Board recommend that I vote on each of these matters?

A:	Our Board of Directors recommends that you vote your shares:

• FOR each of the director nominees (FOR PROPOSAL ONE); and

• FOR ratification of the appointment of KPMG LLP as our independent auditors for fiscal year 2008 (FOR PROPOSAL TWO).

Q:	What classes of shares are entitled to vote?

A:	Each share of our common stock outstanding on July 2, 2007 (the “Record Date”) is entitled to one vote on all items being voted on at the meeting. On the Record Date, we had 149,845,272 shares of common stock outstanding.

Q:	What shares can vote?

A:	You can vote all of the shares that you owned on the Record Date. These shares include (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

Stockholder of Record — If your shares are registered in your name with our transfer agent, Computershare Investor Services, you are considered a stockholder of record with respect to those shares, and you are receiving these proxy materials directly from us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial Owner — If your shares are held in a stock brokerage account, by a bank or other nominee (commonly referred to as being held in “street name”), you are considered to be the beneficial owner of those shares, and these proxy materials are being forwarded to you by your broker, bank or nominee as the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank or nominee has enclosed or provided a voting instruction card for you to use in directing the broker, bank or nominee how to vote your shares.

Q:	How do I vote?

A:	If you are a stockholder of record, you may vote by one of the following methods:

• via the internet,

• by telephone,

• by mail, or

• in person at the Annual Meeting.

If you own your shares in “street name,” that is through a brokerage or bank account or in another nominee form, you must provide instructions to the broker, bank or nominee as to how your shares should be voted. Your broker, bank or nominee will usually provide you instructions at the time you receive this Proxy Statement. If you own your shares in this manner, you cannot vote in person at the Annual Meeting unless you receive a proxy to do so from the broker, bank or nominee.

Q:	Can I revoke my proxy?

A:	Yes. To revoke your proxy, you must do one of the following before the votes are cast at the meeting: (1) deliver a written notice of your revocation to our Corporate Secretary at our principal executive office, 26650 Aliso Viejo Parkway, Aliso Viejo, California 92656, or (2) execute and deliver a later dated proxy. Alternatively, you can attend the meeting and vote in person.

Q:	What does it mean if I get more than one proxy card?

A:	It means that you hold shares registered in more than one account. Sign and return all proxies for each proxy card that you get in order to ensure that all of your shares are voted.

Q:	What is the quorum requirement for the meeting?

A:	For a “quorum” to exist at the meeting, stockholders holding a majority of the votes entitled to be cast by the stockholders entitled to vote generally must be present in person or represented by proxy at the meeting. There must be a quorum for any action to be taken at the meeting (other than postponements or adjournments of the meeting). If you submit a properly executed proxy card, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum. If a broker indicates on a proxy that it lacks discretionary authority as to certain shares to vote on a particular matter, commonly referred to as “broker non-votes,” those shares will still be counted for purposes of determining the presence of a quorum at the meeting.

Q:	What is the voting requirement for each of the above matters?

A:	In the election of directors, the seven persons receiving the highest number of votes will be elected. For the ratification of the appointment of KPMG LLP, approval will require the affirmative vote of stockholders holding a majority of those shares present or represented at the meeting and entitled to vote on the matter. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes (as described in the answer to the previous question) with respect to certain matters.

Q:	How can I vote on each of the matters?

A:	In the election of directors, you may vote FOR all of the nominees, or your vote may be WITHHELD with respect to one or more of the nominees. For the ratification of the appointment of KPMG LLP, you may vote FOR or AGAINST the matter, or you may indicate that you wish to ABSTAIN from voting on the matter.

Q:	How are abstentions and broker non-votes treated?

A:	Abstentions have the same effect as votes “AGAINST” a matter. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Therefore, broker non-votes will not affect the outcome of any matter at the meeting.

Q:	How will the votes be counted?

A:	Your shares of common stock will be voted according to your directions on the proxy card. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board of Directors (FOR all director nominees named in the proxy statement and FOR the ratification of the appointment of KPMG LLP).

Q:	Who will count the votes?

A:	We have appointed Broadridge Financial Solutions, Inc. (“Broadridge”) to act as the inspector of election for the meeting. We believe Broadridge will use procedures that are consistent with Delaware law concerning the voting of shares, the determination of the presence of a quorum and the determination of the outcome of each matter submitted for a vote. Broadridge will separately tabulate all votes FOR and AGAINST each matter, all votes WITHHELD in the election of directors, all abstentions and all broker non-votes.

Q:	How will voting on any other business be conducted?

A:	We do not expect any matters to be presented for a vote at the meeting, other than the matters described in this proxy statement. If you grant a proxy, the officers named as proxy holders, H.K. Desai, Jeff W. Benck and Anthony J. Massetti, or their nominees or substitutes, will each have the discretion to vote your shares on any additional matters that are properly presented at the meeting. If, for any unforeseen reason, any of our nominees is not available as a candidate for director, the person named as the proxy holder will vote your proxy for another candidate or other candidates nominated by the Board of Directors.

Q:	Who is paying for this proxy solicitation?

A:	We will pay the cost of soliciting the proxies. The solicitation of proxies may be made in person, by telephone, or by electronic communication by officers, directors and regular employees, who will not be paid additional compensation for these activities. We will send copies of the solicitation material to brokers, fiduciaries and custodians who will forward the material to the beneficial owners of our shares. On request, we will reimburse brokers and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to the beneficial owners.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding the beneficial ownership of our common stock as of July 2, 2007 by:

•	each director and nominee for director;

•	each of the executive officers named in the Summary Compensation Table on page 21 of this proxy statement; and

•	all directors and executive officers as a group.

	Amount and
	Nature of Beneficial
Name	Ownership	Percent(1)

H.K. Desai(2)	5,648,061	3.8%
Joel S. Birnbaum(3)	73,440	*
Larry R. Carter(4)	401,001	*
James R. Fiebiger(5)	331,334	*
Balakrishnan S. Iyer(6)	162,333	*
Carol L. Miltner(7)	243,800	*
George D. Wells(8)	340,629	*
Anthony J. Massetti(9)	248,275	*
Denis R. Maynard(10)	422,750	*
Robert W. Miller(11)	68,625	*
Roger J. Klein(12)	158,042	*
Scott M. Metcalf	—	*
All Directors and Executive Officers as a group (12 persons)(13)	8,055,287	5.4%

*	Less than 1% of the outstanding shares of our common stock.

(1)	Based upon 149,845,272 shares of common stock outstanding on July 2, 2007 and any shares which may be purchased pursuant to stock options that are exercisable by such person on or before August 31, 2007. The number of shares beneficially owned by each director or executive officer is determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, each individual is considered the beneficial owner of any shares as to which the individual has the sole or shared voting power or investment power. Such persons are also deemed under the same rules to beneficially own any shares that they have the right to acquire by August 31, 2007, through the exercise of stock options, the vesting of restricted stock units or similar rights.

(2)	Includes 5,550,806 shares which may be purchased pursuant to stock options that are exercisable on or before August 31, 2007.

(3)	Consists of 72,440 shares which may be purchased pursuant to stock options that are exercisable on or before August 31, 2007, and 1,000 shares issuable pursuant to restricted stock units that will vest on or before August 31, 2007.

(4)	Consists of 400,001 shares which may be purchased pursuant to stock options that are exercisable on or before August 31, 2007, and 1,000 shares issuable pursuant to restricted stock units that will vest on or before August 31, 2007.

(5)	Includes 325,334 shares which may be purchased pursuant to stock options that are exercisable on or before August 31, 2007, and 1,000 shares issuable pursuant to restricted stock units that will vest on or before August 31, 2007.

(6)	Consists of 161,333 shares which may be purchased pursuant to stock options that are exercisable on or before August 31, 2007, and 1,000 shares issuable pursuant to restricted stock units that will vest on or before August 31, 2007.

(7)	Includes 232,000 shares which may be purchased pursuant to stock options that are exercisable on or before August 31, 2007, and 1,000 shares issuable pursuant to restricted stock units that will vest on or before August 31, 2007.

(8)	Includes 320,001 shares which may be purchased pursuant to stock options that are exercisable on or before August 31, 2007, and 1,000 shares issuable pursuant to restricted stock units that will vest on or before August 31, 2007.

(9)	Includes 237,189 shares which may be purchased pursuant to stock options that are exercisable on or before August 31, 2007.

(10)	Includes 422,187 shares which may be purchased pursuant to stock options that are exercisable on or before August 31, 2007.

(11)	Consists of 68,625 shares which may be purchased pursuant to stock options that are exercisable on or before August 31, 2007.

(12)	Includes 156,585 shares which may be purchased pursuant to stock options that are exercisable on or before August 31, 2007.

(13)	Includes 7,902,564 shares which may be purchased pursuant to stock options that are exercisable on or before August 31, 2007, and 6,000 shares issuable pursuant to restricted stock units that vest on or before August 31, 2007.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of July 2, 2007 by each person known by us to beneficially own more than five percent of our common stock:

	Amount and
	Nature of Beneficial
Name and Address	Ownership	Percent(1)

Janus Capital Management LLC(2)	9,368,526	6.3%
151 Detroit Street Denver, Colorado 80206
AMVESCAP PLC(3)	8,361,947	5.6%
30 Finsbury Square London EC2A 1AG England

(1)	Based upon 149,845,272 shares of common stock outstanding as of July 2, 2007. The number of shares beneficially owned by each person or entity is determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, each person or entity is considered the beneficial owner of any shares as to which the person or entity has the sole or shared voting power or investment power.

(2)	Based on information contained in a report on Schedule 13G that Janus Capital Management LLC filed with the Securities and Exchange Commission on February 14, 2007 on behalf of itself and affiliated entities (“Janus”). Such filing indicates that Janus does not have sole voting or dispositive power with respect to any of such shares.

(3)	Based on information contained in a report on Schedule 13G that AMVESCAP PLC filed with the Securities and Exchange Commission on February 14, 2007 on behalf of itself and affiliated entities (“AMVESCAP”). Such filing indicates that AMVESCAP has sole voting and dispositive power with respect to all such shares.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven directors. We have nominated the following seven persons to serve as our directors: (1) H.K. Desai, (2) Joel S. Birnbaum, (3) Larry R. Carter, (4) James R. Fiebiger, (5) Balakrishnan S. Iyer, (6) Carol L. Miltner, and (7) George D. Wells. If elected, each nominee will continue in office until our next annual meeting or until the director’s successor has been duly elected and qualified, or until the earlier of the director’s death, resignation or retirement.

Each of the nominees for director named above has consented to be named as a nominee in our proxy statement, and we expect that each of the nominees will be able to serve if elected. In the event that any of the nominees for director should become unable to serve if elected, it is intended that the persons named in the enclosed proxy, or their nominee or substitute, will vote your shares FOR the election of a substitute nominee as may be recommended by the Board of Directors.

The following table and paragraphs below set forth the names and certain information concerning the seven nominees for election to our Board of Directors:

Nominee(1)	Position with QLogic	Age

H.K. Desai	Chairman of the Board and Chief Executive Officer	61
Joel S. Birnbaum(2)	Director	69
Larry R. Carter(3)	Director	64
James R. Fiebiger(2)(4)	Director	65
Balakrishnan S. Iyer(3)(4)	Director	51
Carol L. Miltner(2)(4)	Director	64
George D. Wells(3)(5)	Director	72

(1)	The Nominating and Governance Committee identifies candidates and recommends to the Board of Directors nominees for membership on the Board. Following the recommendation of the Nominating and Governance Committee, the Board of Directors selects the nominees for election as directors at the annual meeting of stockholders.

(2)	Member of the Nominating and Governance Committee.

(3)	Member of the Audit Committee.

(4)	Member of the Compensation Committee.

(5)	Lead Director for meetings of the independent directors.

Mr. Desai currently serves as our Chairman of the Board and Chief Executive Officer. He joined us in August 1995 as our President and Chief Technical Officer. Mr. Desai was subsequently promoted to President and Chief Executive Officer and became a director in January 1996, and became Chairman of the Board in May 1999. From May 1995 to August 1995, Mr. Desai was Vice President, Engineering (Systems Products) at Western Digital Corporation, a manufacturer of disk drives. From July 1990 until May 1995, Mr. Desai served as Director of Engineering, and subsequently Vice President of Engineering, for QLogic. Mr. Desai is Chairman of the Board of Lantronix, Inc.

Dr. Birnbaum has served as a director since February 2005. Dr. Birnbaum has served as a consultant in the technology industry since his retirement from Hewlett-Packard Company in 1999. From 1981 until his retirement in 1999, Dr. Birnbaum held several executive positions with Hewlett-Packard Company, including Senior Vice President for Research and Development and Director of HP Laboratories. Prior to this, Dr. Birnbaum spent 15 years at International Business Machines Corporation (“IBM”) where he last served as Director of Computer Sciences.

Mr. Carter has served as a director since June 1999. Since January 1995, Mr. Carter has worked for Cisco Systems, Inc., a computer networking products company, currently as Senior Vice President, Office of the President, and previously as Senior Vice President and Chief Financial Officer. From July 1992 to January 1995, Mr. Carter served as Vice President and Corporate Controller of Advanced Micro Devices, Inc., a semiconductor company. Mr. Carter has also served as Chief Financial Officer for VLSI Technology, Inc., which is now owned by Philips Semiconductors, Inc., and for SGS Thompson Microelectronics, Inc. Mr. Carter currently serves on the Board of Directors of Cisco Systems, Inc. and is a trustee of Loyola Marymount University.

Dr. Fiebiger has served as a director since February 2000. Dr. Fiebiger is currently a consultant to the semiconductor and the electronic design automation industries. From December 1999 until October 2004, Dr. Fiebiger was Chairman and Chief Executive Officer of Lovoltech, Inc., a fabless semiconductor company specializing in low voltage devices. Dr. Fiebiger served as Vice Chairman of GateField Corporation, a fabless semiconductor company, from February 1999 until the company was sold to Actel Corporation in November 2000.

He served as GateField’s President and Chief Executive Officer from June 1996 until February 1999. From October 1993 until June 1996, he was Managing Director and Chairman of Thunderbird Technologies, Inc., a semiconductor technology licensing company. From December 1987 to September 1993, he was President and Chief Operating Officer of VLSI Technology, Inc. Dr. Fiebiger has also served as Senior Corporate Vice President and Assistant General Manager for Motorola’s Worldwide Semiconductor Sector. Dr. Fiebiger currently serves on the Board of Directors of Mentor Graphics Corp., Actel Corporation, Power Integrations, Inc. and Pixelworks, Inc.

Mr. Iyer has served as a director since June 2003.  From October 1998 to June 2003, Mr. Iyer was the Senior Vice President and Chief Financial Officer of Conexant Systems, Inc., a designer, developer and seller of semiconductor system solutions for communications applications. Prior to October 1998, Mr. Iyer served as the Senior Vice President and Chief Financial Officer of VLSI Technology, Inc. Mr. Iyer has held a number of senior finance positions at Advanced Micro Devices, Inc., a semiconductor company. Mr. Iyer currently serves on the Board of Directors of Conexant Systems, Inc., IHS Inc., Invitrogen Corporation, Power Integrations, Inc. and Skyworks Solutions, Inc.

Ms. Miltner has served as a director since February 1994. In October 2002, Ms. Miltner assumed the role of Chief Executive Officer of POSITIVE IMPACT, a national consulting company specializing in sales, strategic planning and compensation advice and seminars. From January 2000 to October 2002, Ms. Miltner served as Chief Executive Officer of the Global Technology Distribution Council, an international forum of the chairmen and chief executive officers representing the world’s largest technology distributors. From February 1999 to January 2000, she was a partner in a national seminar and consulting company, IMPACT, LLC. From July 1991 to February 1999, Ms. Miltner was President of Motivation by Miltner. Prior to 1991, she spent nineteen years in sales management positions for IBM, Xerox Corporation and Apple Computer, and served as the Senior Vice President of Sales for Ingram Micro, a provider of technology products and services. Ms. Miltner currently serves on the Board of Directors of SRS Labs, Inc. and Intcomex, Inc.

Mr. Wells has served as a director since February 1994. Mr. Wells was President and Chief Executive Officer of Exar Corporation, a manufacturer of analog and mixed-signal integrated circuits, from June 1992 until he retired in October 1996. Before joining Exar, Mr. Wells served as President and Chief Operating Officer of LSI Corporation (formerly LSI Logic Corporation), a manufacturer of HCMOS and BiCMOS application specific integrated circuits, for seven years.

BOARD OF DIRECTORS

Meetings

The Board of Directors held six meetings during the fiscal year ended April 1, 2007. Each of our directors holding office during the last fiscal year attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and of the total number of meetings of each committee on which the director was a member. Our directors are encouraged to attend our Annual Meeting of Stockholders each year. All of the directors serving at the time of our 2006 Annual Meeting of Stockholders attended the annual meeting.

Director Independence

Our Board of Directors consists of seven directors. Our Board of Directors has determined that all of its members (except for Mr. Desai) are independent under the requirements set forth in The NASDAQ Stock Market listing standards.

Communications with Board of Directors

You may communicate with any director, the entire Board of Directors, or any committee of the Board, by sending a letter to the director, the Board or the committee addressed to: Board of Directors, c/o Lead Director — QLogic Corporation, 26650 Aliso Viejo Parkway, Aliso Viejo, California 92656. The Lead Director or his designee will review all letters, categorize them, and forward them to the appropriate parties.

Executive Sessions of Our Independent Directors

Our outside directors meet without management present after each regularly scheduled board meeting, but in any case at least two times per year. The Board of Directors has designated Mr. Wells as the Lead Director. As the Lead Director, Mr. Wells is responsible for (i) establishing the agenda for the executive sessions held by our independent directors and acting as chair of those sessions, (ii) polling the other independent directors for agenda items both for regular board meetings and executive sessions of the independent directors and (iii) working with the Chairman of the Board and Chief Executive Officer on the agenda for regular board meetings.

Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

The Audit Committee.  Balakrishnan S. Iyer (Chairperson), Larry R. Carter and George D. Wells are the current members of the Audit Committee. Our Board of Directors has determined that each member of the Audit Committee meets the independence requirements of The NASDAQ Stock Market listing standards, and is an “audit committee financial expert” as defined by rules adopted by the Securities and Exchange Commission (“SEC”). The Audit Committee held nine meetings during the fiscal year ended April 1, 2007. The Audit Committee operates under a written charter which is available on our website under the Investor Relations section at www.qlogic.com. The Audit Committee selects, engages and reviews the performance of our independent auditors each year. In addition, the Audit Committee approves non-audit services and fees to be paid to the independent auditors. The Audit Committee reports to our Board of Directors with respect to auditing and accounting matters.

The Compensation Committee.  Carol L. Miltner (Chairperson), James R. Fiebiger and Balakrishnan S. Iyer are the current members of the Compensation Committee. Our Board of Directors has determined that each member of the Compensation Committee meets the independence requirements of The NASDAQ Stock Market listing standards. The Compensation Committee held fifteen meetings during the fiscal year ended April 1, 2007. The Compensation Committee reviews the performance of our executive officers and reviews the compensation programs for other key employees, including salary and cash incentive payment levels and stock-based compensation grants under the QLogic Corporation 2005 Performance Incentive Plan. The Compensation Committee operates under a written charter which is available on our website under the Investor Relations section at www.qlogic.com.

The Nominating and Governance Committee.  James R. Fiebiger (Chairperson), Joel S. Birnbaum and Carol L. Miltner are the current members of the Nominating and Governance Committee. Our Board of Directors has determined that each member of the Nominating and Governance Committee meets the independence requirements of The NASDAQ Stock Market listing standards. The Nominating and Governance Committee held five meetings during the fiscal year ended April 1, 2007. The Nominating and Governance Committee’s principal functions are to identify prospective director nominees and recommend to our Board of Directors nominees for membership on the Board of Directors, to develop and recommend to our Board of Directors the governance principles applicable to the Board of Directors, to oversee the assessment of our Board of Directors, and to recommend to our Board of Directors nominees for each committee. The Nominating and Governance Committee evaluates the performance of the Board and committees on an annual basis, and reviews this information with the full board of directors. Following that review, the Nominating and Governance Committee considers the effectiveness of the Board and each committee when deciding whether to re-nominate current Board members. The Nominating and Governance Committee expects normally to be able to identify from its own resources the names of qualified director nominees, but it will accept from stockholders recommendations of individuals to be considered as nominees. Additionally, the Nominating and Governance Committee has in the past used and may continue to use the services of third party search firms to assist in the identification of appropriate candidates. Any stockholder wishing to propose a nominee for consideration by the Nominating and Governance Committee should submit a recommendation in writing to the Secretary of the Company at our principal executive office in accordance with the procedures set forth below. The Nominating and Governance Committee operates under a written charter which is available on our website under the Investor Relations section at www.qlogic.com. In addition, the Nominating and Governance Committee has adopted a Corporate Governance Policy that is available on our website under the Investor Relations section at www.qlogic.com.

A stockholder may submit the name of a director candidate for consideration by the Nominating and Governance Committee by writing to the Secretary of the Company at the address set forth on the cover of this proxy statement. The stockholder must submit the following information in support of the candidate: (a) the name, address and telephone number of the stockholder recommending the candidate; (b) a representation that the stockholder submitting the recommendation is a stockholder of record or beneficial owner of shares of stock of the Company; (c) the name and address of the candidate; (d) a description of any arrangement or understanding between the stockholder and the candidate and any other person or persons regarding the submission of the candidate’s name for consideration; (e) such other information regarding the candidate as the Company would be required to include in a proxy statement filed pursuant to the proxy rules of the SEC if the Board were to nominate the candidate for election as a director; (f) the consent of the candidate to be identified to the board as a candidate for consideration and to be identified in the proxy; and (g) the agreement of the candidate to serve on the board if elected. The Nominating and Governance Committee may request any additional information that it deems relevant in evaluating the background and experience of any candidate.

In evaluating a director candidate, the Nominating and Governance Committee will consider the candidate’s independence, character, corporate governance skills and abilities, business experience, training and education, commitment to performing the duties of a director, and other skills, abilities or attributes that fill specific needs of the board or its committees. The committee will use the same criteria in evaluating candidates suggested by stockholders as for candidates suggested by other sources.

Director Education

The Board of Directors encourages its members to attend specialized training programs on corporate governance and related board topics. The entire Board has participated in director education programs sponsored by the Forum for Corporate Directors. In addition, certain members of the Board have participated in outside board education programs.

Compensation of Directors — Fiscal Year 2007

The following table presents information regarding the compensation earned during fiscal year 2007 by our non-employee directors. The compensation paid to Mr. Desai, who is also one of our employees, is presented below in the Summary Compensation Table and the related explanatory tables. Mr. Desai is not entitled to receive additional compensation for his service as a director.

	Fees Earned or Paid	Stock Awards ($)	Option Awards ($)
Name	in Cash ($)	(1)(2)(3)	(1)(2)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)

Joel S. Birnbaum	46,750	10,462	337,644	394,856
Larry R. Carter	51,250	10,462	246,439	308,151
James R. Fiebiger	62,000	10,462	246,439	318,901
Balakrishnan S. Iyer	69,000	10,462	264,395	343,857
Carol L. Miltner	62,750	10,462	246,439	319,651
George D. Wells	60,000	10,462	246,439	316,901

(1)	The amounts reported in Columns (c) and (d) of the table above reflect the aggregate dollar amounts recognized for stock awards and option awards, respectively, for financial statement reporting purposes with respect to fiscal year 2007 (disregarding any estimate of forfeitures related to service-based vesting conditions). No stock awards or option awards granted to non-employee directors were forfeited during fiscal year 2007. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards and option awards contained under the section entitled “Stock-Based Compensation Expense” on page 59 of QLogic’s Annual Report on Form 10-K for fiscal year 2007 filed with the SEC on May 25, 2007.

(2)	The following table presents the number of outstanding and unexercised option awards and the number of unvested stock awards held by each of our non-employee directors as of April 1, 2007:

	Number of Unvested	Number of Shares
	Restricted Stock Units	Subject to Outstanding
Director	(RSUs) as of 4/1/07	Options as of 4/1/07

Joel S. Birnbaum	3,000	116,660
Larry R. Carter	3,000	424,000
James R. Fiebiger	3,000	349,333
Balakrishnan S. Iyer	3,000	185,332
Carol L. Miltner	3,000	255,999
George D. Wells	3,000	360,000

(3)	As described below, we granted each of our non-employee directors an option to purchase 16,000 shares of common stock and an award of 3,000 RSUs on August 24, 2006, the date of our 2006 Annual Meeting of Stockholders. On the grant date, each of these stock option awards had a value of $121,760, and each of these RSU awards had a value of $52,110. See footnote (1) for the assumptions used to value these awards.

Director Compensation

Compensation for non-employee directors during fiscal year 2007 consisted of a quarterly retainer, fees for attending excess meetings, and annual equity awards.

Quarterly Retainer Fees and Meeting Fees.  As of July 1, 2006, each of our non-employee directors receives a quarterly retainer of $11,250 for serving as a member of the Board of Directors and additional quarterly retainer fees as set forth below for serving as a chairperson and/or a member of one or more committees of the Board of Directors:

Lead Director	$2,500
Audit Committee Chair	$5,000
Audit Committee member	$2,500
Compensation Committee Chair	$2,500
Compensation Committee member	$1,250
Nominating and Governance Committee Chair	$2,250
Nominating and Governance Committee member	$1,000

For each meeting of the Board of Directors in excess of nine per fiscal year, members of the Board of Directors are entitled to an additional fee of $1,500 for attendance in person and $750 for participation by telephone. For each Audit Committee meeting in excess of twelve per fiscal year, Compensation Committee meeting in excess of five per fiscal year, and Nominating and Governance Committee meeting in excess of four per fiscal year, committee members (including committee chairs) are entitled to an additional fee of $1,000 for attendance in person and $500 for participation by telephone. During fiscal year 2007, there were six meetings of the Board of Directors, nine meetings of the Audit Committee, fifteen meetings of the Compensation Committee, and five meetings of the Nominating and Governance Committee.

Directors who are employees of QLogic receive no additional compensation for serving on the Board of Directors. Directors are entitled to reimbursement for out-of-pocket expenses in connection with attendance at all Board and Committee Meetings.

Stock Awards.  The QLogic Corporation 2005 Performance Incentive Plan, as amended (the “2005 Plan”), provides that each non-employee director will automatically be granted an option to purchase 50,000 shares of common stock when he or she is first appointed or elected to the Board. The 2005 Plan also provides that thereafter, on the date of each annual meeting at which directors are elected, the director will automatically be granted an additional option to purchase 16,000 shares of common stock and an award of 3,000 RSUs (or, in the case of a non-employee Chairman of the Board, an option to purchase 50,000 shares of common stock and an award of 8,000 RSUs) if the director is reelected at that annual meeting. The per share exercise price of each option granted to our non-employee directors equals the fair market value of a share of our common stock on the grant date. For these purposes, the fair market value is equal to the closing price of a share of our common stock on the applicable grant date. These stock options have maximum ten-year terms, and become exercisable as to one-third of the shares subject to the option on each anniversary of the date the option is granted if the director to whom the option is granted is still a member of our Board of Directors on such anniversary. The RSUs are subject to the same vesting schedule as the options and are settled in an equivalent number of shares of common stock upon vesting.

On August 24, 2006, we granted an option to purchase 16,000 shares of common stock at a per share exercise price of $17.37 and an award of 3,000 RSUs to each of Messrs. Birnbaum, Carter, Fiebiger, Iyer and Wells, and to Ms. Miltner.

Vote Required for Proposal One

The seven director nominees receiving the highest number of votes cast at the meeting will be elected to our Board of Directors to serve until our next Annual Meeting of Stockholders or until their successors are elected and qualified, or until the earlier of the director’s death, resignation or retirement. Proxies cannot be voted for more than seven nominees for director. Unless authority to vote for directors has been withheld in the proxy, the persons named in the enclosed proxy, or their nominee or substitute, intend to vote at the meeting for the election of the seven director nominees.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

EXECUTIVE OFFICERS

The following table and paragraphs set forth the names of and certain information concerning our current executive officers:

Name	Position with QLogic	Age

H.K. Desai	Chairman of the Board and Chief Executive Officer	61
Jeff W. Benck	President and Chief Operating Officer	42
Anthony J. Massetti	Senior Vice President and Chief Financial Officer	45
Denis R. Maynard	Senior Vice President, Worldwide Sales and Marketing	48
Roger J. Klein	Vice President, General Manager, Host Solutions Group	56
Jesse L. Parker	Vice President, General Manager, Network Solutions Group	36

For information on the business background of Mr. Desai, see “Proposal One — Election of Directors” above.

Mr. Benck joined us in May 2007 as President and Chief Operating Officer. During the last five years, Mr. Benck has held the following positions at IBM: Vice President, Modular and Blade Systems Development from May 2005 to April 2007; Vice President and Business Line Executive, BladeCenter from July 2003 to May 2005; and Director of Product Marketing, eServer xSeries from April 2001 to July 2003.

Mr. Massetti joined us in July 2002 as Vice President, Finance. He became our Vice President and Chief Financial Officer in May 2004 and a Senior Vice President in June 2005. From March 2001 to July 2002, Mr. Massetti was Senior Director of Finance for Sandisk Corporation. From March 2000 to February 2001, Mr. Massetti was the Chief Executive Officer of Aurum Solutions, Ltd. Prior to March 2000, Mr. Massetti spent 17 years in various accounting and finance positions at IBM.

Mr. Maynard joined us in August 2001 as Vice President, Worldwide Sales and Marketing and became our Senior Vice President, Worldwide Sales and Marketing in July 2002. From July 1993 until August 2001, Mr. Maynard held several positions with Cisco Systems, most recently as director of worldwide field operations. He has also served as Regional Manager and Operations Director for Southern California for Cisco Systems. From 1990 until 1993, he was Western Regional Sales Manager for Banyan Systems.

Mr. Klein joined us in February 2001 and has held a variety of field marketing and business unit marketing positions. He was promoted to Vice President, General Manager, Computer Systems Group in August 2006, and to

Vice President, General Manager, Host Solutions Group, in February 2007. From 1997 to January 2001, Mr. Klein held various positions at CMD Technology, most recently as Vice President, Marketing. Prior to 1997, Mr. Klein held various positions at Unisys Corporation and Burroughs Corporation.

Mr. Parker joined us in May 2004 as Senior Director of Marketing, Switch Products Group, and was promoted to Vice President of Marketing, Switch Products Group in June 2005, Vice President, General Manager, Switch Products Group, in December 2006, and Vice President, General Manager, Network Solutions Group, in February 2007. Prior to May 2004, Mr. Parker was at Intel Corporation in various roles in engineering, marketing, investment strategies, and business development. Mr. Parker’s last role at Intel was Director of Marketing for the Intel Server Group.

Code of Ethics

We have adopted and implemented a Business Ethics Policy (the “Code of Ethics”) that applies to all Company officers, employees and directors. The Code of Ethics operates as a tool to help our officers, employees and directors understand and adhere to the high ethical standards we expect. The Code of Ethics is available on our website at www.qlogic.com. Stockholders may also obtain copies at no cost by writing to the Secretary of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation earned by or paid to our principal executive officer, our principal financial officer and our three other most highly compensated executive officers for fiscal 2007. These individuals and one of our former executive officers, Mr. Metcalf, are listed in the Summary Compensation Table — Fiscal 2007 below and are referred to in this proxy statement as the “named executive officers.” For purposes of this Compensation Discussion and Analysis, the term “named executive officer” does not include Mr. Metcalf. The terms of Mr. Metcalf’s employment were established in connection with the acquisition of PathScale, Inc., and no changes were made during fiscal 2007.

QLogic Corporation’s 2007 Compensation Discussion and Analysis addresses the following topics:

•	Governance of Executive Officer Compensation Programs

•	Role of the Compensation Committee

•	Process for Evaluating Executive Officer Performance and Compensation

•	Executive Compensation Philosophy and Framework

•	Compensation Objectives

•	Target Pay Position/Mix of Pay

•	Compensation Benchmarking

•	Executive Officer Compensation Decisions

•	Base Salary

•	Annual Cash Incentive

•	Equity Compensation: Overview

•	Equity Compensation: Fiscal 2007 Awards

•	Benefits and Perquisites

•	Post-Employment Obligations

•	Total Compensation/Tally Sheets

•	Other Considerations

•	Equity Grant Practices

•	Tax Considerations

•	Fiscal Year 2008 Chief Executive Officer Compensation Decisions

Governance of Executive Officer Compensation Programs

Role of the Compensation Committee

The Compensation Committee of our Board of Directors (the “Compensation Committee” or the “Committee”) has overall responsibility for approving and evaluating our executive officer compensation plans, policies and programs. The overarching objective of the Compensation Committee is to use compensation to align the interests of executive officers with the long-term interests of our stockholders. The compensation programs for our executive officers are designed to attract, motivate and retain talented executives responsible for the success of the Company, and are determined within a competitive framework and based on the achievement of both Company and individual performance goals, as well as experience of the individual in the position and consistency of performance.

The Committee has the following responsibilities:

•	Review and approve on an annual basis the Company’s compensation strategy to ensure that executives are appropriately rewarded.

•	Review and approve on an annual basis goals and objectives relevant to executive compensation and evaluate performance in light of those goals and objectives.

•	Determine on an annual basis the amount, form and terms of compensation for the Chief Executive Officer of the Company.

•	Review and approve salaries, incentives and other matters relating to compensation of the executive officers of the Company.

•	Review and grant of stock options, restricted stock units and other equity incentives to our executive officers.

•	Grant stock options and other equity incentives to all other eligible individuals in the Company’s service.

•	Oversee and periodically review the operation of the Company’s employee benefit plans, including but not limited to the Company’s 401(k) plan and employee stock purchase plan.

•	Review with the Board matters related to management performance and compensation.

•	Review separation packages and severance benefits for any executive officer.

The Committee operates under a charter that further outlines the specific authority, duties and responsibilities of the Committee. The charter is available on our website under the Investor Relations section at www.qlogic.com.

Each person who served on the Committee during fiscal 2007 met The NASDAQ Stock Market’s requirements for independence as well as the applicable requirements under Section 16 of the Securities Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code.

Process for Evaluating Executive Officer Performance and Compensation

The Committee meets as often as is necessary to carry out its duties and responsibilities. Typically, the Committee holds six scheduled, in-person meetings during the year and an additional six meetings via phone to review and discuss equity compensation.

In general, the process for making key decisions relating to compensation for named executive officers begins prior to the end of the Company’s fiscal year. During February or March of each year the Committee will work with its consultant to define the scope of the consultant’s engagement and to discuss any changes in information being requested by the Committee. During April and early May of each year, the Company finalizes financial information for the just completed fiscal year, and makes that information available to the Committee. The Committee typically schedules an extended meeting in mid-May to review actual performance against annual incentive plan objectives, to discuss individual performance and to discuss incentive plan payouts. The Committee also discusses equity awards. An additional meeting is scheduled several weeks later at which the Committee typically makes final compensation decisions with respect to named executive officer compensation, including chief executive officer compensation.

The Compensation Committee engages the services of outside advisors to assist the Committee. During fiscal year 2007, the Committee employed Compensia, Inc., an independent consulting company, to provide advice and information relating to executive and director compensation. Compensia assisted the Committee in the evaluation of executive base salary, annual cash incentive and equity incentive levels. Compensia reports directly to the Committee. From time to time, the Committee may direct its advisor to work with our Human Resources Department to support management and the Committee in matters such as: (i) peer group development; (ii) executive officer benchmarking, including pay-for-performance analyses and tally sheet preparation; and (iii) advising on cash-based incentives and equity program design. Our management gathers and analyzes compensation survey data from a nationally recognized data provider for the broad employee population.

Executive Compensation Philosophy and Framework

Compensation Objectives

Our executive compensation policies are designed to attract, retain and reward executives who contribute to our success. Our executive compensation program is designed to achieve four primary objectives:

1. Support a strong pay-for-performance culture, which provides compensation tied directly to outstanding performance in achieving business objectives.

2. Attract, retain and motivate highly skilled executives who contribute to our success and that of our stockholders.

3. Establish and reinforce the appropriate balance between achievement of short-term and long-term corporate goals.

4. Support long-term value creation for stockholders.

Target Pay Position/Mix of Pay

We use a combination of base salary, annual pay-for-performance cash incentive payments, which are dependent on Company performance for the period, and long-term equity grants to achieve these objectives. Each of these components is discussed in greater detail below under “Executive Officer Compensation Decisions.”

Our strategy for executive officer compensation has been to examine market compensation practices and target the 45th-55th percentile of the market for base salary and 55th-65th percentile for target total cash compensation (base salary plus annual cash incentive) and 75th percentile for equity compensation.

The Committee has historically approved compensation levels for executive officers above and below the target pay position, based on individual performance, experience in the position, consistency of performance, our financial performance and compensation for similar positions at companies we compete with for executive talent.

Target cash compensation for named executive officers typically includes annual incentive pay targets equal to between 50% and 100% of base salary compensation.

Compensation Benchmarking

The Compensation Committee examined the compensation practices of a peer group of individual companies and three industry surveys to assess the competitiveness of executive officer compensation practices and levels. The peer group of individual companies and the three surveys are referred to as the “market.” The fiscal year 2007 peer group of 17 companies included primarily semiconductor and storage device companies that were similar to the Company in business strategy or represented business or labor market competitors, including smaller and larger companies. The surveys used in the analysis were compensation surveys that focus on high technology companies. The Committee uses multiple sources of benchmarking information to more accurately map benchmarking data by position in the market to positions at the Company. When considering the competitiveness of executive officer compensation levels, the Committee reviews the compensation of each executive officer against the available data for that executive officer from the various benchmarking sources, on an equally weighted basis.

The peer companies used by the Committee for its comparison in fiscal year 2007 were as follows:

Adaptec, Inc.	Agere Systems Inc.	Broadcom Corporation
Brocade Communications Systems, Inc.	Conexant Systems, Inc.	Cypress Semiconductor Corporation
Emulex Corporation	LSI Corporation	Marvell Technology Group Ltd
McDATA Corporation	Network Appliance, Inc.	PMC — Sierra, Inc.
Symantec Corporation	TriQuint Semiconductor, Inc.	Vitesse Semiconductor Corporation
Western Digital Corporation	Xilinx, Inc.

The peer group is reviewed annually by the Committee and adjustments are made as necessary to ensure the group continues to properly reflect the market in which we compete for talent. The Committee also annually reviews the executive pay practices of other similarly-situated companies as reported in industry surveys and reports from compensation consulting firms. This information is considered when making recommendations for each element of compensation.

Executive Officer Compensation Decisions

Base Salary

Base salaries are used to attract, motivate and retain highly qualified executives. Base salary, which is determined by the level of responsibility, experience in the position, expertise of the employee, and competitive conditions in the industry, is the primary fixed cash compensation in the executive pay program.

The Committee believes that increases to base salary should reflect the individual’s performance for the preceding year and his or her pay level relative to similar positions in our market, taking performance into account, as well as internal equity with respect to the rest of the executive team. Base salary increases also reflect anticipated future contributions of the executive.

In making its base salary decisions for fiscal year 2007 for the executive officers (other than Mr. Desai), the Committee considered Mr. Desai’s recommendations. In determining Mr. Desai’s base salary, the Committee reviewed competitive analyses developed by its outside consultant and made compensation recommendations that were approved by our full Board in June 2006.

The salary increases, which became effective in June 2006, for our named executive officers were as follows:

Executive	Base Salary	Percent Increase

H. K. Desai	$675,000	0.0%
Anthony J. Massetti	$300,000	9.1%
Denis R. Maynard	$335,000	3.1%
Robert W. Miller	$250,000	4.2%
Roger J. Klein	$225,000	(1)

(1)	Mr. Klein was not a named executive officer in June 2006 when these other base salary increases were effective. In connection with his promotion to Vice President and General Manager, Computer Systems Group in August 2006, Mr. Klein’s base salary was set at $225,000, an increase of 18% from its prior level.

After the adjustments to base salary set forth above, the Committee’s compensation consultant advised the Committee that the base salary of the Chief Executive Officer was approximately in the 85th percentile relative to the market and the base salaries of the other named executive officers were between approximately the 40th and 65th percentiles relative to the market.

Annual Cash Incentive

Our annual cash incentive program is a variable element of the compensation arrangement designed to reward executives for achieving key operational and financial goals that we believe will provide the foundation for creating longer-term stockholder value. We use the annual cash incentive program to reward the contribution of the executive officers toward the achievement of key corporate objectives. Executive officer target incentive opportunities for fiscal year 2007 ranged from 45% to 95% of base salary, which the Committee’s compensation consultant advised the Committee provided a target incentive opportunity at approximately the 50th percentile relative to the market. The actual incentive amounts awarded to executive officers may exceed the target incentives based on the Committee’s assessment of overall corporate performance and individual performance. In addition, the Committee retains the authority to award special bonuses based on achievement of specified objectives.

At the beginning of each year, the Board of Directors approves specific performance goals for the upcoming year for purposes of our annual cash incentive plan. In addition to traditional measures of corporate performance, such as revenue and profit performance, the Committee emphasizes other indicators of performance, including design wins, customer satisfaction and individual performance, and approves associated weightings.

The Committee believes that the design of the annual cash incentive plan is appropriate for driving the optimal mix of long-term and short-term goal achievement within an industry typified by long product development cycles. The fiscal year 2007 plan included no minimum corporate performance threshold; however, the Committee approved the inclusion of a minimum threshold for the fiscal year 2008 incentive plan.

The Committee determined that the corporate performance objectives for fiscal year 2007 were satisfied in all material respects. In May 2007, the Chief Executive Officer presented his recommendations for incentive payments to executive officers, based on their performance and the performance of the Company against the incentive plan objectives for fiscal year 2007. The Committee reviewed these recommendations, and approved incentive payouts as listed in the Summary Compensation Table — Fiscal 2007 below. At the same time, the Committee recommended the incentive compensation for Mr. Desai, based upon corporate and individual performance. For the Company’s executive officers, the corporate component makes up 70% of the annual cash incentive compensation, while the individual performance component makes up 30% of the annual cash incentive compensation. The corporate component is further broken up into targets related to design wins, corporate revenue, corporate profit and customer satisfaction. The Committee approved the percent of goal achieved for each corporate goal, along with the overall percent of corporate goal achievement for purposes of incentive plan payouts. The Committee believes that the targets set for incentive compensation can be achieved only if the Company performs exceptionally well in a given fiscal year. For fiscal year 2007, annual cash incentive compensation payments to named executive officers ranged from 85% to 117% of target compensation.

The Committee’s compensation consultant advised the Committee that the approved annual cash incentive payments resulted in total cash compensation at approximately the 90th percentile relative to the market for the Chief Executive Officer and between approximately the 55th and 65th percentiles for the other named executive officers.

Equity Compensation: Overview

Equity is a key element of executive compensation that aligns the interests of executive officers with stockholders. We have traditionally used stock options to balance the dual objectives of long-term value creation for stockholders and retention of qualified key employees. Beginning in fiscal year 2007, and in light of accounting charges now required for granting of stock options, we began to use a combination of stock options and restricted stock units to balance these goals. We believe that stock options are truly performance based in that executives do not receive any benefit unless the Company’s stock price increases (creating more stockholder value). The use of restricted stock units is both consistent with market practice and useful in mitigating stock utilization rates. In addition to the Company’s equity stock option and restricted stock unit programs, executives are allowed to participate in the Company’s employee stock purchase plan on the same terms as other employees of the Company.

The Compensation Committee feels that long-term equity incentives should provide significant motivation and upside, and grants for named executive officers are generally targeted at the 75th percentile of our market. We believe this is an appropriate way to align the interests of our named executive officers with those of our stockholders in order to achieve and sustain long-term stock price growth.

We are sensitive to stockholder concerns about stock usage. As a consequence, management and the Compensation Committee have taken the following steps to manage the equity plan:

•	The Committee’s goal is to limit average annual issuances of stock-based awards to employees (referred to as the “burn rate”) to 3.0% of the number of shares of common stock outstanding, excluding issuances done in connection with acquisitions or similar events. The Committee will adjust this target rate from year-to-year based on performance, and to stay in line with market practices and the demands of competition for key talent. The burn rate for each of the past three years was: 3.3% (fiscal year 2007), 1.4% (fiscal year 2006) and 4.1% (fiscal year 2005).

•	Our average burn rate of stock-based awards over the last three years was 2.9%. Our 2.9% “burn rate” is well below that of Institutional Shareholder Services’ “maximum” level of 4.7% for Russell 3000 Technology Hardware and Equipment companies.

•	The target grant levels for executive officer equity grants are structured in consideration of market practice with respect to the economic value of equity compensation.

•	In determining equity grant levels for individual executive officers, the Committee takes into account the executive’s individual performance against the goals established in the preceding year, the expected future contribution and long-term retention of the executive and the Company’s performance compared to the peer group.

Equity Compensation: Fiscal 2007 Awards

In fiscal year 2007, we began granting restricted stock units, in addition to stock options. The Committee believes that these equity vehicles best support the following objectives: (i) support the Company’s executive/employee attraction and retention initiatives; (ii) provide the appropriate incentive to executives and employees to create long-term stockholder value; and (iii) serve the best interests of our stockholders. The Compensation Committee retains the discretion, if necessary, to make adjustments to the equity program.

For executives, between approximately 60% and 70% of their equity awards (as measured by value) are delivered in the form of stock options and the remainder is delivered in the form of restricted stock units. The grant sizes of long-term incentives are based upon factors such as comparable equity compensation offered by other technology companies, the experience of the executive, prior grants, performance (as measured by a broad set of financial metrics, including, among others: revenue, operating margin, net income earnings per share and cash flow) during the preceding fiscal year, and the contribution that the executive is expected to make to the Company in the future.

See the table entitled “Plan-Based Award Grants in Fiscal Year 2007” below for information on the fiscal year 2007 equity awards granted to the named executive officers. In addition to the RSU award for Mr. Massetti reflected in the referenced table, the Committee committed to award Mr. Massetti, subject to his continued employment with the Company, an additional 25,000 RSUs for each of the next three years at the time of the Company’s annual grant of RSUs. The Committee made this commitment in order to create a significant retention incentive for Mr. Massetti’s continued employment with the Company. The awards in future years would be subject to the normal terms applicable to RSUs, except that vesting would be as follows: year one award (calendar year 2007) — three year vesting; year two award (calendar year 2008) — two year vesting; and year three award (calendar year 2009) — one year vesting.

Benefits and Perquisites

Other than our 401(k) plan, we do not provide pension arrangements or post-retirement health coverage for our executive officers or employees. In general, our executive officer benefits programs are the same as those available to all employees, with several exceptions: our named executive officers participate in a car allowance program and our named executive officers participate in our executive physical program (which requires an annual physical exam and is paid for by the Company). The Company also reimbursed our named executive officers for tax preparation services up to $3,000. The Company pays the regular monthly membership dues at a country club used by Mr. Desai, which is primarily used for business purposes. The tax preparation reimbursement program and car allowance program were terminated during fiscal year 2008.

Post-Employment Obligations

During fiscal year 2007, we entered into change in control severance agreements with Mr. Desai and Mr. Massetti, which provide severance benefits to these executives should their employment with us terminate in certain circumstances in connection with a change in control of the Company.

Should the possibility of a change in control of the Company arise, these executives may be called upon to assess the potential transaction, advise the Board of Directors and management as to whether the transaction would be in the best interests of the Company and its stockholders and take such other actions as the Board might determine to be appropriate in addition to their regular duties. The Company believes that it is imperative that the Company and the Board be able to rely upon these executives to continue in their positions and carry out their duties without concern that they might be distracted by the personal uncertainties and risks created by the possibility of a change in control.

As described in more detail below under “Potential Payments Upon Termination or Change In Control,” the severance benefits under these agreements will be paid only if the executive’s employment is terminated by the Company without cause or by the executive with good reason during the period beginning six months before and ending 24 months after a change in control. The Company believes that it is appropriate, and serves the purposes of these agreements, to extend the protections provided by these benefits to employment terminations that occur a short time before a change in control, and/or occur as a result of materially adverse changes to the terms of the executive’s employment with the Company.

These agreements also provide that the executive will be reimbursed for the full amount of any excise taxes imposed on their severance payments and any other payments under Section 4999 of the Internal Revenue Code. We provide these executives with a “gross-up” for any parachute payment excise taxes that may be imposed because we determined the appropriate level of change in control severance protections for each executive without factoring in the adverse tax effects on the executive that may result from these excise taxes. The excise tax gross-up is intended to make the executive whole for any adverse tax consequences they may become subject to under the tax law and to preserve the level of change in control severance protections that we have determined to be appropriate. We believe this protection is a reasonable part of the compensation package for these executives and generally consistent with industry practice.

Total Compensation/Tally Sheets

We believe we are fulfilling our compensation objectives and in particular, rewarding executive officers in a manner that supports our strong pay-for-performance philosophy. Executive compensation is tied directly to our performance and is structured to ensure that there is an appropriate balance between our long-term and short-term performance, and also a balance between our operational and financial performance and stockholder return. The Committee’s compensation consultant advised the Committee that the total pay position in fiscal year 2007 was at approximately the 85th percentile relative to the market for the Chief Executive Officer and was at approximately the 75th percentile for the other named executive officers who were named executive officers at the beginning of the fiscal year. The average resulting pay mix for fiscal year 2007 for the named executive officers (other than Mr. Metcalf) was 17% in base salary, 13% in annual cash incentive payments and 70% in equity grant value. Our 2007 financial performance relative to the peer group of individual companies exceeded the 90th percentile with respect to non-GAAP operating income as a percentage of revenue, non-GAAP net income as a percentage of revenue and GAAP free cash flow as a percentage of revenue. Based on our track record of strong performance relative to industry peers and the stated compensation objectives, the Compensation Committee believes the average target pay position relative to market and pay mix are reasonable and appropriate.

Compensation tally sheets for each of the named executive officers were prepared by outside advisors, and reviewed by the Compensation Committee in fiscal year 2007. These tally sheets affixed dollar amounts to all components of the named executive officers’ compensation, including current pay (salary and annual cash incentive), outstanding equity awards, benefits, perquisites and potential change-in-control severance payments. The Compensation Committee reviews tally sheets at least on an annual basis.

Other Considerations

Equity Grant Practices

The Committee approves all equity grants to our executive officers. Our practice is to approve annual stock option grants and restricted stock awards at the May or June Compensation Committee/Board meeting, the date of which is set approximately one year in advance. The Committee and our Board selected this meeting to approve annual equity grants because it coincides with: (i) the Committee/Board review of prior year Company and individual performance; and (ii) the approval of other executive officer compensation decisions.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, establishes a limitation on the deductibility of compensation payable in any particular tax year to certain executive officers. Section 162(m) of the Code generally provides that publicly-held companies cannot deduct compensation paid to its top officers to the extent that such compensation exceeds $1 million per officer. Compensation that is “performance-based” compensation within the meaning of the Code does not count toward the $1 million limit.

While the Committee considers the deductibility of compensation paid to its executive officers subject to Section 162(m), the Committee retains the flexibility necessary to provide total compensation in line with competitive practice, our compensation philosophy, and the interests of stockholders. We therefore may pay compensation to our executive officers that may not be deductible under Section 162(m). The stock options granted under our stock plan are intended to meet the criteria for performance-based awards under Section 162(m); however, restricted stock units that are subject only to time-based vesting requirements generally do not satisfy those requirements.

For fiscal year 2007, Mr. Desai was our only named executive officer whose compensation exceeded the deductibility limit of Section 162(m).

Fiscal Year 2008 Chief Executive Officer Compensation Decisions

The Compensation Committee adjusted Chief Executive Officer base salary and target annual cash incentive and granted equity awards to the Chief Executive Officer for fiscal year 2008 as follows:

	FY2007	FY2008

Base Salary Increase Percentage	0%	3.7%
Target Annual Cash Incentive as Percentage of Base Salary	95%	100%
Number of Stock Options Granted	555,000	250,000
Number of RSUs Awarded	120,000	75,000

Fiscal year 2007 information is included for comparative purposes. The Committee’s compensation consultant advised the Committee that the equity awards to the Chief Executive Officer approximated the 80th percentile of the market for fiscal year 2008. As a result of the above fiscal year 2008 equity awards, the Compensation Committee adjusted the equity portion of the Chief Executive Officer’s compensation closer to the targeted range of the 75th percentile of market.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION(1)

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the three non-employee directors named at the end of this report, each of whom is independent as defined by The NASDAQ Stock Market listing standards.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement.

Respectfully submitted,

Compensation Committee

Carol L. Miltner, Chair
James R. Fiebiger
Balakrishnan S. Iyer

(1)	The information contained in the above report shall not be deemed to be “soliciting material” or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference in any future filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above were committee members during all of fiscal year 2007. No member of the Compensation Committee is or has been a former or current executive officer of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity that has or has had one or more executive officers who served as a director or member of the Compensation Committee during the fiscal year ended April 1, 2007.

SUMMARY COMPENSATION TABLE — FISCAL 2007

The following table presents information regarding compensation earned by or paid to our “named executive officers.” The position set forth in the table for each person is his current position with us unless we indicate otherwise.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)	($)(2)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

H.K. Desai,	Fiscal 2007	676,934	100,000	451,693	4,306,250	650,000	45,312 (3)	6,230,189
Chairman of the Board and Chief Executive Officer
Anthony J. Massetti,	Fiscal 2007	294,643	0	376,411 (4)	653,611	200,000	7,024	1,531,689
Senior Vice President and Chief Financial Officer
Denis R. Maynard,	Fiscal 2007	333,430	0	45,169	732,335	150,180	763	1,261,877
Senior Vice President, Worldwide Sales and Marketing
Robert W. Miller,	Fiscal 2007	248,250	0	31,995	282,113	105,500	7,796	675,654
Former Senior Vice President, Worldwide Operations*
Roger J. Klein,	Fiscal 2007	206,278	0	24,467	297,053	105,835	8,242	641,875
Vice President, General Manager, Host Solutions Group
Scott M. Metcalf,	Fiscal 2007	250,369	0	0	1,215,875 (5)	0	908,320 (6)	2,374,564
Former Vice President, General Manager, System Interconnect Group**

*	As of June 22, 2007, Mr. Miller was no longer an employee of the Company.

**	As of February 13, 2007, Mr. Metcalf was no longer an employee of the Company.

(1)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation costs computed for stock awards and option awards in fiscal year 2007 for financial statement reporting purposes as determined pursuant to Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” excluding forfeiture assumptions. The assumptions used in the calculation of values of stock awards and option awards are set forth under the section entitled “Stock-Based Compensation Expense” on page 59 of QLogic’s Annual Report on Form 10-K for fiscal year 2007 filed with the SEC on May 25, 2007. In connection with the termination of Mr. Metcalf’s employment, certain outstanding options held by Mr. Metcalf were forfeited upon termination. For further discussion regarding these forfeited options, please see the section entitled “Potential Payments Upon Termination or Change in Control” below.

(2)	This column consists of matching contributions to the QLogic Corporation Retirement Savings Plan (401(k) Plan) and life insurance premiums paid with respect to the named executive officer, and includes the following for fiscal year 2007:

(a)	Life insurance premiums paid by QLogic in the amount of $5,107 to Mr. Desai, $697 to Mr. Massetti, $763 to Mr. Maynard, $1,134 to Mr. Miller, $1,198 to Mr. Klein and $1,037 to Mr. Metcalf;

(b)	401(k) Plan matching contributions, available to all employees, paid by QLogic in the amount of $6,542 to Mr. Desai, $6,327 to Mr. Massetti, $6,662 to Mr. Miller and $7,044 to Mr. Klein.

(3)	In addition to the amounts identified in footnote (2) above, this amount includes the following benefits provided to Mr. Desai by the Company: (i) payment of auto allowance in an amount of $9,000, (ii) payment for tax preparation services in an amount of $3,000, and (iii) payment of membership dues in an amount of $21,663.

(4)	The Compensation Committee of the Board of Directors has committed to award Mr. Massetti, subject to his continued employment with the Company, an additional 25,000 RSUs for each of the next three years at the time of the Company’s annual grant of RSUs. The awards in future years would be subject to the normal terms applicable to our grants of RSUs, except that vesting would be as follows: year one award (calendar year 2007) — three year vesting; year two award (calendar year 2008) — two year vesting; and year three award (calendar year 2009) — one year vesting. The amount reported in column (e) for Mr. Massetti includes the compensation expense for fiscal year 2007 for these future RSU grants as well as RSUs previously granted to Mr. Massetti.

(5)	This amount includes $565,153 for the aggregate expense incurred for the acceleration of certain outstanding options in connection with the termination of Mr. Metcalf’s employment. A description of the payments made to Mr. Metcalf upon the termination of his employment can be found below under the section entitled “Potential Payments Upon Termination or Change in Control.”

(6)	In addition to the amounts identified in footnote (2) above, this amount includes the following payments by the Company in connection with the termination of Mr. Metcalf’s employment: (i) payment of $781,295 for a pro-rated share of a performance bonus plan entered into in connection with our acquisition of PathScale, Inc., which was settled, less payroll taxes, in the form of 29,364 shares of QLogic common stock; (ii) severance in the amount of $125,008; and (iii) premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) in the amount of $980.

Compensation of Named Executive Officers

The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to our named executive officers in fiscal year 2007. The primary elements of each named executive officer’s total compensation reported in the table are base salary, an annual cash incentive, and long-term equity incentives consisting of RSU awards and stock options. Named executive officers also earned the other benefits listed in Column (h) of the Summary Compensation Table, as further described in footnotes (2), (3) and (6) to the table. We do not have employment agreements with our named executive officers.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. The Plan-Based Award Grants in Fiscal Year 2007 table, and the accompanying description of the material terms of the RSU awards and stock options granted in fiscal year 2007, provides information regarding the equity incentives awarded to our named executive officers in fiscal year 2007. The Outstanding Equity Awards at End of Fiscal Year 2007 and Option Exercises and Stock Vested — Fiscal Year 2007 tables provide further information on the named executive officers’ potential realizable value and actual value realized with respect to their equity awards.

Plan-Based Award Grants in Fiscal Year 2007

The following table sets forth information regarding the plan-based awards that we granted during fiscal year 2007 to each of our named executive officers. Other than as noted in the footnotes to the table, each of these awards was granted under the 2005 Plan.

									All	All Other
									Other	Option
			Estimated Potential						Stock	Awards:
			Payouts						Awards:	Number
			Under Non-Equity			Estimated Potential Payouts Under			Number	of		Grant Date
			Incentive			Equity Incentive Plan			of	Securities	Exercise	Fair Value
			Plan Awards			Awards			Shares	Under-	or Base	of Stock and
			Thresh-		Maxi-	Thresh-		Maxi-	of Stock	lying	Price of	Option
	Grant		old	Target	mum	old	Target	mum	or Units	Options	Option Awards	Awards
Name	Date		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(1)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

H.K. Desai	N/A		—	643,087	—	—	—	—	—	—	—	—
	5/15/06		—	—	—	—	—	—	—	550,000	18.00	4,554,000
	6/1/06		—	—	—	—	—	—	120,000	—	—	2,170,800
Anthony J. Massetti	N/A		—	176,786	—	—	—	—	—	—	—	—
	5/15/06		—	—	—	—	—	—	—	75,000	18.00	621,000
	6/1/06	(2)	—	—	—	—	—	—	25,000	—	—	452,250
Denis R. Maynard	N/A		—	166,715	—	—	—	—	—	—	—	—
	5/15/06		—	—	—	—	—	—	—	55,000	18.00	455,400
	6/1/06		—	—	—	—	—	—	12,000	—	—	217,080
Robert W. Miller	N/A		—	124,125	—	—	—	—	—	—	—	—
	5/15/06		—	—	—	—	—	—	—	40,000	18.00	331,200
	6/1/06		—	—	—	—	—	—	8,500	—	—	153,765
Roger J. Klein	N/A		—	92,825	—	—	—	—	—	—	—	—
	5/15/06		—	—	—	—	—	—	—	30,000	18.00	248,400
	6/1/06		—	—	—	—	—	—	6,500	—	—	117,585
Scott M. Metcalf	4/6/06		—	—	—	—	—	—	—	25,000	20.01	230,115
	2/13/07	(3)	—	—	—	—	—	—	—	8,632	2.33	151,757
	2/13/07	(3)	—	—	—	—	—	—	—	7,154	2.33	125,772
	2/13/07	(3)	—	—	—	—	—	—	—	17,079	3.21	287,624

(1)	The amounts reported in Column (l) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For the assumptions and methodologies used to value the awards reported in Column (l), please see footnote (1) to the Summary Compensation Table.

(2)	This table does not include the additional 75,000 RSUs that the QLogic Compensation Committee has committed to award Mr. Massetti, subject to his continued employment with the Company, in equal installments of 25,000 RSUs at the time of the Company’s annual RSU grants for the next three years. For information regarding these additional RSUs, please see footnote (4) to the Summary Compensation Table — Fiscal Year 2007.

(3)	These options were (i) granted to Mr. Metcalf under the PathScale, Inc. 2001 Equity Incentive Plan, (ii) assumed by QLogic in connection with the acquisition of PathScale, Inc. in April 2006, and (iii) accelerated in connection with the termination of Mr. Metcalf’s employment on February 13, 2007. The exercise price for these accelerated options was calculated in accordance with the option exchange ratio generally applied to all unvested stock options outstanding under the PathScale, Inc. 2001 Equity Incentive Plan at the closing of the Company’s acquisition of PathScale, Inc. Column (l) sets forth the expense incurred for the acceleration of these options, using the assumptions referred to in footnote (1) to this table. A description of the payments made to Mr. Metcalf upon termination of his employment can be found below under the section entitled “Potential Payments Upon Termination or Change in Control.”

Description of Plan-Based Awards

Except for the accelerated awards for Mr. Metcalf identified in footnote (3) to the Plan-Based Award Grants in Fiscal Year 2007 table above, each of the awards reported in that table was granted under, and is subject to, the terms of the 2005 Plan.

Our Compensation Committee administers the 2005 Plan. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a named executive officer upon his death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.

Generally, if a change in control of the Company occurs (as determined under the 2005 Plan), each named executive officer’s outstanding awards granted under the plan will generally become fully vested and, in the case of options, exercisable, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards. Any options that become vested in connection with a change in control generally must be exercised prior to the change in control, or they will be canceled in exchange for the right to receive a cash payment in connection with the change in control transaction. In addition, Messrs. Desai and Massetti may be entitled to accelerated vesting of their outstanding equity-based awards upon a termination of employment in connection with a change in control of QLogic. The terms of this accelerated vesting are described below under “Potential Payments upon Termination or Change in Control.”

Options

Except for Mr. Metcalf’s accelerated options identified in footnote (3) to the Plan-Based Award Grants in Fiscal Year 2007 table above, each option reported in Column (j) of that table was granted with a per-share exercise price equal to the fair market value of a share of our common stock on the grant date. For these purposes, the fair market value is equal to the closing price of a share of our common stock on the applicable grant date.

Each option granted to our named executive officers under the 2005 Plan in fiscal year 2007 is subject to a four-year vesting schedule, with 25% vesting on the first anniversary of the grant date, and 6.25% vesting every three months thereafter for the remaining three years.

Once vested, each option granted to our named executive officers under the 2005 Plan will generally remain exercisable until its normal expiration date. Each of the options granted under the 2005 Plan to our named executive officers in fiscal year 2007 has a term of ten years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the named executive officer’s employment. Subject to any accelerated vesting that may apply in connection with a change in control, the unvested portion of the option will immediately terminate upon a termination of the named executive officer’s employment. The named executive officer will generally have three months to exercise the vested portion of the option following a termination of his employment. This period is extended to twelve months if the termination was a result of the named executive officer’s death or disability. For any termination by QLogic for cause, the option (whether vested or not) will terminate on the date of termination.

RSUs

Each RSU award identified in the Plan-Based Award Grants in Fiscal Year 2007 table above was granted to our named executive officers under the 2005 Plan and is subject to a four-year vesting schedule, with twenty-five (25%) of the total number of RSUs vesting on each of the first, second, third and fourth anniversaries of the award date.

Upon vesting, QLogic will deliver to the named executive officer a number of shares of common stock equal to the number of RSUs subject to the award that have vested on the applicable vesting date, minus the applicable number of shares of common stock sold to satisfy the required tax withholding. Subject to any accelerated vesting that may apply in connection with a change in control, the unvested portion of any RSU award will immediately terminate upon a termination of the named executive officer’s employment.

In June 2006, the Compensation Committee committed to award Mr. Massetti, subject to his continued employment with the Company, an additional 75,000 RSUs, with an award of 25,000 RSUs being granted at the time of the Company’s annual RSU grant for each of the next three years. The first of these awards was granted in May 2007, and that award vests in equal installments on the first three anniversary dates after the grant date. The remaining two awards will have two-year and one-year vesting terms, respectively.

Outstanding Equity Awards at End of Fiscal Year 2007

The following tables present information regarding the outstanding equity awards held by each of our named executive officers at the end of fiscal year 2007, including the vesting schedules for the portions of these awards that had not vested as of that date. These tables also include the amounts recognized for each of these awards for financial reporting purposes for fiscal year 2007 as reflected in the Summary Compensation Table above. For purposes of clarity, awards that were not outstanding as of the end of fiscal year 2007 but that were recognized for financial reporting purposes for fiscal year 2007 have also been included in the tables below. Additional information on these awards is presented in the table under “Option Exercises and Stock Vested — Fiscal Year 2007” below.

	Option Awards
					Equity
					Incentive Plan
			Number of		Awards:			Allocable
		Number of	Securities		Number of			Financial
		Securities	Underlying		Securities			Charge
		Underlying	Unexercised		Underlying			Recognized
	Option	Unexercised	Options		Unexercised	Option	Option	for Fiscal
	Grant	Options (#)	(#)		Unearned	Exercise	Expiration	Year 2007
Name	Date	Exercisable	Unexercisable		Options (#)	Price ($)	Date	($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)

H.K. Desai	6/18/98	44,369	—		—	2.34	6/18/08	—
	6/25/99	648,000	—		—	15.66	6/25/09	—
	11/1/99	400,000	—		—	26.03	11/1/09	—
	6/21/00	900,000	—		—	31.99	6/21/10	—
	6/13/01	500,000	—		—	27.48	6/13/11	—
	7/25/01	180,000	—		—	17.22	7/25/11	—
	1/24/02	180,000	—		—	24.17	1/24/12	—
	6/13/02	600,000	—		—	21.69	6/13/12	360,921
	3/20/03	187,500	—		—	19.91	3/20/13	506,273
	6/20/03	562,500	—		—	24.26	6/20/13	—
	9/22/03	225,000	—		—	25.05	9/22/13	—
	12/22/03	225,000	—		—	25.42	12/22/13	—
	3/22/04	168,750	56,250	(1)	—	20.51	3/22/14	370,016
	6/4/04	56,250	140,626	(2)	—	14.28	6/4/14	632,020
	8/24/04	262,500	337,500	(3)	—	12.25	8/24/14	1,065,283
	12/5/05	70,312	154,688	(4)	—	16.48	12/5/15	371,166
	5/15/06	—	550,000	(5)	—	18.00	5/15/16	1,000,571

Totals		5,210,181	1,239,064					4,306,250
Anthony J. Massetti	7/17/02	80,000	—		—	21.40	7/17/12	69,916
	3/20/03	14,000	—		—	19.91	3/20/13	37,802
	6/20/03	17,000	—		—	24.26	6/20/13	—
	9/22/03	17,000	—		—	25.05	9/22/13	—
	12/22/03	17,000	—		—	25.42	12/22/13	—
	3/22/04	15,000	5,000	(1)	—	20.51	3/22/14	32,890
	6/4/04	7,502	37,500	(2)	—	14.28	6/4/14	168,539
	8/24/04	7,500	45,000	(3)	—	12.25	8/24/14	142,038
	12/5/05	12,500	27,500	(4)	—	16.48	12/5/15	65,985
	5/15/06	—	75,000	(5)	—	18.00	5/15/16	136,441

Totals		187,502	190,000					653,611

	Option Awards
						Equity
						Incentive Plan
				Number of		Awards:			Allocable
		Number of		Securities		Number of			Financial
		Securities		Underlying		Securities			Charge
		Underlying		Unexercised		Underlying			Recognized
	Option	Unexercised		Options		Unexercised	Option	Option	for Fiscal
	Grant	Options (#)		(#)		Unearned	Exercise	Expiration	Year 2007
Name	Date	Exercisable		Unexercisable		Options (#)	Price ($)	Date	($)
(a)	(b)	(c)		(d)		(e)	(f)	(g)	(h)

Denis R. Maynard	6/13/02	160,000		—		—	21.69	6/13/12	96,246
	3/20/03	40,000		—		—	19.91	3/20/13	108,005
	6/20/03	40,000		—		—	24.26	6/20/13	—
	9/22/03	30,000		—		—	25.05	9/22/13	—
	12/22/03	36,000		—		—	25.42	12/22/13	—
	3/22/04	30,000		10,000	(1)	—	20.51	3/22/14	65,780
	6/4/04	12,500		31,250	(2)	—	14.28	6/4/14	140,449
	8/24/04	17,500		52,500	(3)	—	12.25	8/24/14	165,711
	12/5/05	10,624		23,376	(4)	—	16.48	12/5/15	56,087
	5/15/06	—		55,000	(5)	—	18.00	5/15/16	100,057

Totals		376,624		172,126					732,335
Robert W. Miller	5/9/05	43,750		56,250	(6)	—	15.18	5/9/15	171,403
	12/5/05	7,187		15,813	(4)	—	16.48	12/5/15	37,941
	5/15/06	—		40,000	(5)	—	18.00	5/15/16	72,769

Totals		50,937		112,063					282,113
Roger J. Klein	6/13/01	12,000		—		—	27.48	6/13/11	—
	7/25/01	900		—		—	17.22	7/25/11	—
	1/24/02	900		—		—	24.17	1/24/12	—
	6/13/02	20,000		—		—	21.69	6/13/12	12,031
	3/20/03	4,486		—		—	19.91	3/20/13	47,252
	6/20/03	18,000		—		—	24.26	6/20/13	—
	9/22/03	16,800		—		—	25.05	9/22/13	—
	12/22/03	18,000		—		—	25.42	12/22/13	—
	3/22/04	13,500		4,500	(1)	—	20.51	3/22/14	29,601
	6/4/04	5,000		12,500	(2)	—	14.28	6/4/14	56,179
	8/24/04	20,500		22,500	(3)	—	12.25	8/24/14	71,019
	12/5/05	5,000		11,000	(4)	—	16.48	12/5/15	26,394
	5/15/06	—		30,000	(5)	—	18.00	5/15/16	54,577

Totals		135,086		80,500					297,053
Scott M. Metcalf	10/20/03	25,896	(7)	—		—	2.33	5/13/07	455,270
	6/10/04	16,989	(7)	—		—	2.33	5/13/07	298,679
	11/3/05	27,429	(7)	—		—	3.21	5/13/07	461,926

Totals		70,314							1,215,875

Stock Awards
				Equity Incentive	Equity Incentive Plan
		Number of		Plan Awards:	Awards: Market or	Allocable
		Shares or	Market Value of	Number of	Payout Value of	Financial
		Units of	Shares or Units	Unearned Shares,	Unearned Shares,	Charge
		Stock That	of Stock That	Units or Other	Units or Other Rights	Recognized for
	Award	Have Not	Have Not	Rights That Have	That Have Not	Fiscal Year
Name	Grant Date	Vested (#)(8)	Vested ($)	Not Vested (#)	Vested ($)	2007 ($)
(a)	(i)	(j)	(k)	(l)	(m)	(n)

H.K. Desai	6/1/06	120,000	2,040,000	—	—	451,693
Anthony J. Massetti	6/1/06	25,000	425,000	—	—	376,411	(9)
Denis R. Maynard	6/1/06	12,000	204,000	—	—	45,169

Stock Awards
				Equity Incentive	Equity Incentive Plan
		Number of		Plan Awards:	Awards: Market or	Allocable
		Shares or	Market Value of	Number of	Payout Value of	Financial
		Units of	Shares or Units	Unearned Shares,	Unearned Shares,	Charge
		Stock That	of Stock That	Units or Other	Units or Other Rights	Recognized for
	Award	Have Not	Have Not	Rights That Have	That Have Not	Fiscal Year
Name	Grant Date	Vested (#)(8)	Vested ($)	Not Vested (#)	Vested ($)	2007 ($)
(a)	(i)	(j)	(k)	(l)	(m)	(n)

Robert W. Miller	6/1/06	8,500	144,500	—	—	31,995
Roger J. Klein	6/1/06	6,500	110,500	—	—	24,467
Scott M. Metcalf		—	—	—	—	—

(1)	The remaining unvested shares subject to options granted on March 22, 2004 vest in the following manner: 6.25% on June 22, 2007, 6.25% on September 22, 2007, 6.25% on December 22, 2007, and 6.25% on March 22, 2008.

(2)	The remaining unvested shares subject to options granted on June 4, 2004 vest in the following manner: 6.25% on June 4, 2007, 6.25% on September 4, 2007, 6.25% on December 4, 2007, 6.25% on March 4, 2008, and 6.25% on June 4, 2008.

(3)	The remaining unvested shares subject to options granted on August 24, 2004 vest in the following manner: 6.25% on May 24, 2007, 6.25% on August 24, 2007, 6.25% on November 24, 2007, 6.25% on February 24, 2008, 6.25% on May 24, 2008, and 6.25% on August 24, 2008.

(4)	The remaining unvested shares subject to options granted on December 5, 2005 vest in the following manner: 6.25% on June 5, 2007, 6.25% on September 5, 2007, 6.25% on December 5, 2007, 6.25% on March 5, 2008, 6.25% on June 5, 2008, 6.25% on September 5, 2008, 6.25% on December 5, 2008, 6.25% on March 5, 2009, 6.25% on June 5, 2009, 6.25% on September 5, 2009, and 6.25% on December 5, 2009.

(5)	The remaining unvested shares subject to options granted on May 15, 2006 vest in the following manner: 25% on May 15, 2007, 6.25% on August 15, 2007, 6.25% on November 15, 2007, 6.25% on February 15, 2008, 6.25% on May 15, 2008, 6.25% on August 15, 2008, 6.25% on November 15, 2008, 6.25% on February 15, 2009, 6.25% on May 15, 2009, 6.25% on August 15, 2009, 6.25% on November 15, 2009, 6.25% on February 15, 2010, and 6.25% on May 15, 2010.

(6)	The remaining unvested shares subject to the option granted on May 9, 2005 vest in the following manner: 6.25% on May 9, 2007, 6.25% on August 9, 2007, 6.25% on November 9, 2007, 6.25% on February 9, 2008, 6.25% on May 9, 2008, 6.25% on August 9, 2008, 6.25% on November 9, 2008, 6.25% on February 9, 2009, and 6.25% on May 9, 2009.

(7)	As described below under the section entitled “Potential Payments Upon Termination or Change in Control,” a portion of each of these options was accelerated in connection with the termination of Mr. Metcalf’s employment with the Company on February 13, 2007.

(8)	The RSUs vest over a four-year term, with 25% vesting on each anniversary of the grant date.

(9)	This amount includes the charge recognized for the 75,000 additional RSUs that the QLogic Compensation Committee has committed to award Mr. Massetti, subject to his continued employment with the Company, in equal installments of 25,000 RSUs at the time of the Company’s annual RSU grant for each of the next three years. For more information regarding these additional RSUs, please see footnote (4) to the Summary Compensation Table — Fiscal Year 2007.

Option Exercises and Stock Vested — Fiscal Year 2007

The following table presents information regarding the exercise of stock options by named executive officers during fiscal year 2007 and on the vesting during fiscal year 2007 of other stock awards previously granted to the named executive officers.

	Option Awards		Stock Awards
	Number of Shares		Number of
	Acquired on	Value Realized	Shares Acquired	Value Realized
Name	Exercise (#)	on Exercise ($)(1)	on Vesting (#)	on Vesting ($)
(a)	(b)	(c)	(d)	(e)

H.K. Desai	603,877	5,204,743	—	—
Anthony J. Massetti	142,498	1,182,860	—	—
Denis R. Maynard	110,250	464,821	—	—
Robert W. Miller	—	—	—	—
Roger J. Klein	92,514	475,035	—	—
Scott M. Metcalf	—	—	—	—

(1)	The value realized upon exercise is the difference between the fair market value of QLogic’s common stock at the time the stock options are exercised and the option exercise price, multiplied by the number of stock options exercised.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable or were paid to certain named executive officers in connection with a termination of their employment with QLogic and/or a change in control of QLogic. As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payments to the named executive officers under the arrangements described below, we have assumed that the applicable triggering event (i.e., termination of employment and/or change in control of QLogic) occurred on the last business day of the 2007 fiscal year and that the price per share of our common stock is equal to the closing price as of that date. As described below, if the benefits payable to Mr. Desai or Mr. Massetti in connection with a change in control would be subject to the excise tax imposed under Section 280G of the U.S. Internal Revenue Code of 1986 (“Section 280G”), QLogic will make an additional payment to the executive so that the net amount of such payment (after taxes) he receives is sufficient to pay the excise tax due. For purposes of calculating the Section 280G excise tax, we have assumed that the named executive officer’s outstanding equity awards would be accelerated and terminated in exchange for a cash payment upon the change in control.

H.K. Desai

QLogic has a Change in Control Severance Agreement with Mr. Desai. In the event Mr. Desai’s employment is terminated either by QLogic without “Cause” or by Mr. Desai for “Good Reason”, in either case within 6 months before or 24 months after a “Change in Control” of QLogic (as those terms are defined in the agreement), Mr. Desai will be entitled to severance pay that includes (1) a lump sum cash payment equal to 2 times the sum of (a) Mr. Desai’s base salary, plus (b) the greater of Mr. Desai’s maximum annual bonus for the year in which the termination occurs or the highest annual bonus paid to Mr. Desai for any one of the three preceding fiscal years; (2) payment to cover the cost of the premiums charged to continue medical and dental coverage for Mr. Desai and his family members pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of up to two years following the termination; and (3) should Mr. Desai’s benefits be subject to the excise tax imposed under Section 280G, a gross-up payment to Mr. Desai so that the net amount of such severance payment (after taxes) received by Mr. Desai is sufficient to pay the excise tax due. In addition, Mr. Desai’s equity-based awards will generally become fully vested, to the extent then outstanding and not otherwise vested, in connection with such a termination of employment. Mr. Desai’s right to benefits under this agreement is subject to his executing a release of claims in favor of the Company upon the termination of his employment.

If Mr. Desai had terminated employment with us on April 1, 2007 under the circumstances described in the preceding paragraph, we estimate that he would have been entitled to a lump sum cash payment equal to

$2,850,000. This amount is derived by multiplying 2 by the sum of $675,000, which represents Mr. Desai’s annualized base salary rate in effect on April 1, 2007, and $750,000, which represents the greater of Mr. Desai’s maximum annual bonus for fiscal year 2007 or the highest annual bonus paid to Mr. Desai for any one of the three preceding fiscal years. In addition, QLogic estimates that its cost in providing continued medical and dental coverage for Mr. Desai and his family members for two years would be $32,729. Mr. Desai would have been entitled to accelerated vesting of stock options with an aggregate value of $2,067,542 (based on the spread between the exercise price of the options and the closing stock price as of March 30, 2007) and accelerated vesting of RSU awards with an aggregate value of $2,040,000 (based on the closing stock price as of that date). QLogic estimates that the payment of the foregoing amounts to Mr. Desai would not have triggered excise taxes under Section 280G.

Anthony J. Massetti

QLogic has a Change in Control Severance Agreement with Mr. Massetti. In the event Mr. Massetti’s employment is terminated either by QLogic without “Cause” or by Mr. Massetti for “Good Reason”, in either case within 6 months before or 24 months after a “Change in Control” of QLogic (as those terms are defined in the agreement), Mr. Massetti will be entitled to severance pay that includes (1) a lump sum cash payment equal to 1.5 times the sum of (a) Mr. Massetti’s base salary, plus (b) the greater of Mr. Massetti’s maximum annual bonus for the year in which the termination occurs or the highest annual bonus paid to Mr. Massetti for any one of the three preceding fiscal years; (2) payment to cover the cost of the premiums charged to continue Mr. Massetti’s medical and dental coverage pursuant to COBRA for a period of up to two years following the termination; and (3) should Mr. Massetti’s benefits be subject to the excise tax imposed under Section 280G, a gross-up payment to Mr. Massetti so that the net amount of such severance payment (after taxes) received by Mr. Massetti is sufficient to pay the excise tax due. In addition, Mr. Massetti’s equity-based awards will generally become fully vested, to the extent then outstanding and not otherwise vested, in connection with such a termination of employment. Mr. Massetti’s right to benefits under this agreement is subject to his executing a release of claims in favor of the Company upon the termination of his employment.

If Mr. Massetti had terminated employment with us on April 1, 2007 under the circumstances described in the preceding paragraph, we estimate that he would have been entitled to a lump sum cash payment equal to $750,000. This amount is derived by multiplying 1.5 by the sum of $300,000, which represents Mr. Massetti’s annualized base salary rate in effect on April 1, 2007, and $200,000, which represents the greater of Mr. Massetti’s maximum annual bonus for fiscal year 2007 or the highest annual bonus paid to Mr. Massetti for any one of the three preceding fiscal years. In addition, QLogic estimates that its cost in providing continued medical and dental coverage for Mr. Massetti for two years would be $10,663. Mr. Massetti would have been entitled to accelerated vesting of stock options with an aggregate value of $330,375 (based on the spread between the exercise price of the options and the closing stock price as of March 30, 2007) and accelerated vesting of RSU awards with an aggregate value of $425,000 (based on the closing stock price as of that date). QLogic estimates that the payment of the foregoing amounts to Mr. Massetti would not have triggered excise taxes under Section 280G.

Scott M. Metcalf

Pursuant to an offer letter between QLogic and Mr. Metcalf, Mr. Metcalf became entitled to certain benefits in connection with the termination of his employment on February 13, 2007. Mr. Metcalf received severance pay that included (i) a lump sum payment of $125,008 (equivalent to six months base salary), and (ii) accelerated vesting of fifty percent (50%) of the then unvested portion of the stock options which were assumed by QLogic as a result of the merger between QLogic and PathScale, Inc. The aggregate grant date fair value of the accelerated options as of the date of acceleration (February 13, 2007) was $565,153. Pursuant to the terms of the PathScale, Inc. 2001 Equity Incentive Plan, the remaining unvested shares of the stock options assumed by QLogic were forfeited on the date of termination of Mr. Metcalf’s employment. In addition, Mr. Metcalf received an option grant under the 2005 Plan on April 6, 2006 that was unvested and terminated in its entirety upon termination of Mr. Metcalf’s employment. Upon termination of his employment, Mr. Metcalf also became entitled to payments to cover the cost of his COBRA premiums for a period of up to six (6) months following his termination, unless or until he accepts full-time employment with another employer who provides similar benefits coverage. As of April 1, 2007, QLogic had paid COBRA premiums on behalf of Mr. Metcalf in an amount equal to $980.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed KPMG LLP to serve as our independent auditors for fiscal year 2008. KPMG LLP has served as our independent auditors since our inception. One or more representatives of KPMG LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Vote Required for Approval of Proposal Two

This matter is not required to be submitted for stockholder approval, but the Board of Directors, as a matter of good corporate practice, has elected to seek ratification of the appointment of KPMG LLP as our independent auditors for fiscal year 2008 by seeking the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL YEAR 2008. If the appointment is not ratified, the Audit Committee will consider whether it should select other independent auditors.

PRINCIPAL ACCOUNTANTS’ FEES

In connection with the audit of the financial statements for the fiscal year ended April 1, 2007, QLogic entered into an engagement letter with KPMG LLP which set forth the terms by which KPMG would perform audit services for us. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

For the fiscal years ended April 1, 2007 and April 2, 2006, we incurred fees for services rendered by KPMG LLP in the following amounts:

	Fiscal Year	Fiscal Year
	2007	2006

Audit Fees	$1,151,000	$898,000
Audit-Related Fees	95,000	252,000
Tax Fees	34,000	27,000
All Other Fees	—	—

Audit-Related Fees in fiscal year 2007 consist primarily of costs associated with due diligence assistance related to one acquisition. Audit-Related Fees in fiscal year 2006 consist primarily of the audit of our hard disk drive controller and tape drive controller business in connection with the sale of this business in November 2005 and costs associated with due diligence assistance related to two acquisitions.

Tax Fees billed in fiscal years 2007 and 2006 consisted of tax compliance and consulting, including international tax advice.

The Audit Committee has adopted a policy regarding the pre-approval of audit and non-audit services to be provided by our independent auditors. The policy provides that KPMG LLP is required to seek pre-approval by the Audit Committee (or a designated member of the committee) of all tax and other non-audit related services by providing a description of the services to be performed and specific fee estimates for each such service. In fiscal year 2007, all fees of KPMG LLP were pre-approved by the Audit Committee.

The Audit Committee has concluded that the performance by KPMG LLP of the above non-audit services is compatible with maintaining the independence of KPMG LLP.

AUDIT COMMITTEE REPORT

Management has primary responsibility for the Company’s financial statements and financial reporting process, including the Company’s system of internal accounting controls. The independent auditors are responsible for auditing the Company’s financial statements. The Audit Committee monitors the Company’s financial reporting processes and systems of internal accounting controls, the independence and performance of the independent auditors and the performance of the internal auditors.

The Audit Committee has reviewed the Company’s audited consolidated financial statements and discussed such statements with management and the independent auditors. Management has represented to the Audit Committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has discussed with the independent auditors their evaluation of the accounting principles, practices and judgments applied by management, and the Audit Committee has discussed any items required to be communicated to it by the independent auditors in accordance with regulations of the Securities and Exchange Commission and standards of the Public Company Accounting Oversight Board, the American Institute of Certified Public Accountants and the Independence Standards Board.

The Audit Committee also received from the independent auditors written disclosures and a letter describing any relationships with the Company that may bear on the auditors’ independence and has discussed with the independent auditors their independence from the Company and its management. When evaluating independence, the Audit Committee considered whether the services of the independent auditors to the Company beyond those rendered in connection with its audit and review of the Company’s consolidated financial statements were compatible with maintaining its independence. The Audit Committee also reviewed, among other things, the amount of fees paid to the independent auditors for audit and non-audit services.

Based on the review and discussions noted above, and the report of the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended April 1, 2007, for filing with the Securities and Exchange Commission.

Each member of the Audit Committee meets the independence requirements of The NASDAQ Stock Market, and is an “audit committee financial expert” as defined by rules adopted by the Securities and Exchange Commission.

The Audit Committee

Balakrishnan S. Iyer, Chair
Larry R. Carter
George D. Wells

The information contained in the above report shall not be deemed to be “soliciting material” or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference in any future filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

RELATED PERSON TRANSACTIONS AND PROCEDURES

The Audit Committee of the Board has the responsibility to review and discuss with management and approve any transactions or courses of dealing with related parties, which includes any transaction in which (i) the amount exceeds $120,000, (ii) the Company is, was or is proposed to be a participant and (iii) such person or such person’s immediate family members has, had or may have a direct or indirect material interest (a “Related Person Transaction”). During this process, Related Person Transactions are disclosed to all Board members. The Audit Committee intends to approve only those Related Person Transactions that are in the best interests of the Company and our stockholders. Other than as described below, during fiscal 2007 there were no transactions or series of related transactions to which the Company was or is a party involving an amount in excess of $120,000 and in which any director, executive officer, holder of more than five percent (5%) of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest as defined by SEC rules and regulations.

Mr. Carter is Senior Vice President, Office of the President, of Cisco Systems, Inc. The Company has entered into various ordinary course of business transactions with Cisco, including the licensing of technology and sale of products to Cisco. In addition, the Company purchases Cisco products for use in supporting the Company’s IT infrastructure, and Cisco is a competitor of ours in certain limited markets. The Audit Committee periodically reviews the scope of the Company’s relationship with Cisco. Based on the amount and nature of the transactions conducted with Cisco, as well as Mr. Carter’s interest in such transactions, the Audit Committee has concluded that Mr. Carter has no material direct or indirect interest in such transactions and that his independence has not been impaired by such ongoing business relationships.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file various reports with the Securities and Exchange Commission and the National Association of Securities Dealers concerning their ownership and changes in ownership of our securities. Copies of these filings must be furnished to us. To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during our fiscal year 2007, our directors, executive officers and 10% beneficial owners have complied with all Section 16(a) filing requirements.

STOCKHOLDER PROPOSALS

Any stockholder desiring to submit a proposal for action at our 2008 Annual Meeting of Stockholders and include it in our proxy statement with respect to such meeting should arrange for such proposal to be delivered to us at our principal place of business no later than March 20, 2008, which is 120 calendar days prior to the anniversary of the mailing date of this year’s proxy statement, in order to be considered for possible inclusion in the proxy statement for that meeting. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement for our 2008 Annual Meeting of Stockholders is instead a reasonable time before we begin to print and mail the proxy materials for that meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included, and other aspects, are regulated by the Securities Exchange Act of 1934, as amended, rules and regulations of the Securities and Exchange Commission, other laws and regulations, and our Bylaws, to which interested persons should refer. You may obtain a complete copy of our Bylaws without charge by submitting a written request to our Corporate Secretary at our principal executive office. Stockholders wishing to submit for consideration a possible board candidate should follow the procedures set forth under “Board of Directors — Committees — The Nominating and Governance Committee”.

If a stockholder wishes to present a proposal at our 2008 Annual Meeting of Stockholders and the proposal is not intended to be included in the proxy statement relating to such meeting, we must receive a written notice of the proposal no later than 60 nor more than 90 days prior to the date of the annual meeting; provided, however, that in the event that the first public disclosure of the date of such annual meeting is made less than 70 days prior to the date of such meeting, proposals must be received not later than the close of business on the tenth day following the day on which such public disclosure was first made (the “Bylaw Deadline”). The written notice must contain the additional information required by our Bylaws. If you give notice of such a proposal after the Bylaw Deadline, you may not be permitted to present the proposal to the stockholders for a vote at the meeting.

Rules of the Securities and Exchange Commission also establish a different deadline for submission of stockholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting, which is June 3, 2008 for our 2008 Annual Meeting of Stockholders (the “Discretionary Vote Deadline”). If you give notice of such a proposal after June 3, 2008, the proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2008 Annual Meeting of Stockholders. Because the Bylaw Deadline is not capable of being determined until we publicly announce the date for our 2008 Annual Meeting of Stockholders, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline but before the Bylaw Deadline would be eligible to be presented at our 2008 Annual Meeting of Stockholders, and we believe that the proxy holders would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the meeting without including any disclosure of the proposal in the proxy statement relating to such meeting.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report on Form 10-K for the fiscal year ended April 1, 2007, including our audited consolidated financial statements and financial statement schedule, was mailed to our stockholders with this Proxy Statement. Upon request, we will provide you with an additional copy of our Annual Report on Form 10-K for fiscal year 2007. You should send your written requests to our Corporate Secretary, at QLogic Corporation, 26650 Aliso Viejo Parkway, Aliso Viejo, California 92656. This Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended April 1, 2007 are also available at the Company’s website, www.qlogic.com and from the Securities and Exchange Commission website, www.sec.gov.

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that the broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company’s agent, Broadridge, if you hold registered shares. You can notify Broadridge by sending a written request to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717, or by calling Broadridge at (800) 542-1061.

OTHER MATTERS

We have not received notice of and do not expect any matters to be presented for a vote at the meeting, other than the proposals described in this proxy statement. If you grant a proxy, the person(s) named as proxy holder, or their nominee or substitute, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason, any of our nominees for director are not available, the proxy holder will vote your proxy for such other candidate or candidates nominated by the Board of Directors.

By Order of the Board of Directors

Michael L. Hawkins
Secretary

Aliso Viejo, California
July 18, 2007

STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES AND TO DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

PROXY QLogic Corporation 26650 Aliso Viejo Parkway Aliso Viejo, California 92656
Proxy Solicited on Behalf of the Board of Directors Annual Meeting of Stockholders — August 23, 2007
H.K. Desai, Jeff W. Benck and Anthony J. Massetti, or any of them, are hereby appointed attorneys and proxies of the undersigned, each with the power of substitution, to attend, vote and act for all shares of common stock of QLogic Corporation held of record by the undersigned at the close of business on July 2, 2007 at the Annual Meeting of Stockholders to be held at QLogic’s corporate headquarters, located at 26650 Aliso Viejo Parkway, Aliso Viejo, California 92656, at 10:00 a.m., Pacific Daylight Time, on Thursday, August 23, 2007, and at any postponements or adjournments thereof, in connection therewith to vote all of the shares of common stock which the undersigned would be entitled to vote as directed on the reverse side.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTORS NAMED ON THE REVERSE SIDE OF THIS PROXY AND “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.
IMPORTANT – PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY

VOTE BY INTERNET – www.proxyvote.com QLOGIC CORPORATION Use the Internet to transmit your voting instructions and for electronic 26650 ALISO VIEJO PARKWAY delivery of information up until 11:59 P.M. Eastern Time the day before ALISO VIEJO, CA 92656 the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by QLogic Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to QLogic Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: LOGC1 KEEP THIS PORTION FOR YOUR Q RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
QLOGIC CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

1. ELECTION OF DIRECTORS For All Withhold For All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the nominee(s) name(s) on the line below.

Nominees:

01) H.K. Desai 05) Balakrishnan S. lyer [ ] [ ] [ ]
02) Joel S. Birnbaum 06) Carol L. Miltner
03) Larry R. Carter 07) George D. Wells
04) James R. Fiebiger
For Against Abstain

2. RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS [ ] [ ] [ ]
In their discretion, on such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.
Please sign your name exactly as it appears hereon. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should state their full titles as such.

Yes No

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household. [ ] [ ]

Signature [PLEASE SIGN WITHIN BOX] Date Signature — oi ne te (J Ow nt Da rs)